10.16.1(a)
JACK IN THE BOX INC.
RESTRICTED STOCK AWARD
UNDER THE 2004 STOCK INCENTIVE PLAN
QDOBA
     THIS AGREEMENT is made as of [date] between Jack in the Box Inc., a Delaware corporation (the “Company”), and [Name] (the “Awardee”).
RECITALS
     The Compensation Committee (the “Committee”) of the Board of Directors of the Company which administers the Company’s 2004 Stock Incentive Plan (the “Plan”), has granted to the Awardee as of [grant date], this award of Restricted Stock on the terms and conditions set forth herein.
AGREEMENT
     In consideration of the foregoing and of the mutual covenants set forth herein and other good and valuable consideration, the parties hereto agree as follows:
     1. RESTRICTED STOCK AWARD. The Committee hereby grants [number of shares (#shares)] shares of common stock of the Company, par value $0.01 per share (the “Award”) to the Awardee. As of the date of this Award, the Awardee will acquire and the Company will issue, subject to the terms and conditions set forth herein, the number of shares of Common Stock of the Company, par value $0.01 per share (“Common Stock”) provided under this Award. As a condition to the issuance of the Award, the Awardee shall execute and deliver to the Company along with this executed Agreement (a) the Joint Escrow Instructions in the form attached to this Agreement and (b) the Assignment Separate from Certificate duly endorsed (with date and number of shares blank) in the form attached to this Agreement.
     2. VESTING. Notwithstanding any other provision of the Plan to the contrary, and except as may be provided in the sole and absolute discretion of the Company, or as provided in Section 13 (Terminating Transactions) of this Agreement, no shares of Common Stock issued under this Award shall become vested at any time prior to the Awardee’s termination of employment with the Company. Upon the Awardee’s termination of employment, that portion of the Award which shall be considered vested as of such termination date, shall be determined in accordance with Section 6 of this Agreement.
If any shares subject to this award would otherwise become vested on a day on which the sale of such shares would violate the provisions of the Company’s Insider Trading policy, then such vesting automatically shall be deemed to occur on the next day on which the sale of such shares would not violate the Insider Trading policy.

     3. CONSIDERATION. The Company acknowledges that Awardee has earned the Award Shares in the form of services previously rendered to the Company or a subsidiary pursuant to Delaware Code Section 153.
     4. AWARD AS COMPENSATION. No amount attributable to this Award shall be considered as compensation for the purposes of any other Company sponsored plans.
     5. CERTIFICATE REGISTRATION. The certificate for the shares of Common Stock underlying this Award shall be registered in the name of the Awardee (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company).
     6. TERMINATION OF EMPLOYMENT.
          (a) Termination for Cause. If the Awardee is terminated for cause (as determined by the Company’s Board of Directors (the “Board”) in its sole discretion) prior to [date 10 years from grant date], then all of the shares of Common Stock underlying this Award will be automatically forfeited by the Awardee concurrently with such termination of employment, unless otherwise determined by the Board in its sole discretion. If the Awardee is terminated for cause prior to [date 10 years from grant date], and unless otherwise determined by the Board in its sole discretion, the Awardee shall not be deemed vested in any portion of this Award, regardless of any vesting percentage which might have applied to such Award on account of this Section 6 for any other reason. If the Awardee is terminated for cause on or after [date 10 years from grant date], upon termination 100% of the award shall vest.
          (b) Involuntary Termination or Voluntary Termination. If the Awardee ceases to be employed by the Company, its parent or a subsidiary because of Awardee’s involuntary termination (other than for cause as described above) or voluntary termination, before the Awardee is eligible to retire under a Company sponsored retirement plan, then that portion of the Award which shall be considered vested on such termination shall be, unless otherwise determined by the Board in its sole discretion, calculated in accordance with the following schedule.

Date of Termination	Vesting Percentage
Prior to [Date]	0%
On or after [Date]	15%
On or after [Date]	20%
On or after [Date]	25%
On or after [Date]	30%
On or after [Date]	35%
On or after [Date]	40%
On or after [Date]	45%
On or after [Date]	100%
Any portion of the Award which is not vested on the date of termination of employment, or determined to be vested by the Board in its sole discretion, shall be forfeited as of the date of termination of employment. It shall be the responsibility of the Awardee to notify the Company of any changes in address. As used in this Agreement, the term “parent” means any present or future corporation which would be a “parent corporation” of the Company as defined in Section 424(e) of the Internal Revenue Code and, “subsidiary” means any present or future corporation which would be a “subsidiary corporation” of the Company as defined in Section 424(f) of the Internal Revenue Code.
          (c) Retirement. If Awardee is eligible to retire under a Company sponsored retirement plan and ceases to be employed by the Company, its parent or a subsidiary for any reason other than (a) termination for cause, as determined by the Company in its sole discretion, or, (b) the Awardees death or Total and Permanent Disability (as defined below), then this Award shall become vested on such termination date in an amount equal to the greater of (i) such vesting as would have been determined by assuming 30% of the Award vested on [date 3 years from grant date], and thereafter an additional 10% of the shares subject to this Award shall have become vested on each anniversary date of the Award following [date 3 years from grant date] until such time as the Award became 100% vested on the date 10 years after the anniversary of the original grant of this Award, or (ii) provided that as of [date 3 years from grant date], the Awardee is still employed by the Company, and had been continuously employed by the Company since the date this Award was granted, such vesting as would have occurred had 10% of the Award been determined to be vested for each year of service the Awardee provided to the Company, or (iii) in such greater amount as may be determined by the Board in its sole discretion. In no event however shall any portion of this Award be considered vested prior to the Awardee’s termination date. It shall be the responsibility of the Awardee to notify the Company of any changes in address.
          (d) Disability. If Awardee shall suffer Total and Permanent Disability while in the employment of the Company, its parent or a subsidiary, then this Award will become 100% vested on such date the Awardee terminates employment on account of such Total and Permanent Disability. As used in this Agreement “Total and Permanent Disability” is defined as the inability to perform the duties of your occupation, or any occupation for which you are qualified or may reasonably become qualified by education, training or experience, because of an illness or injury unavoidable cause for a period of at least six (6) months, provided the inability is determined or expected to be permanent by a physician selected by the Company.
          (e) Death. If Awardee dies while in the employment of the Company, its parent or a subsidiary, and the Awardee had not been determined to have suffered Total and Permanent Disability within ninety (90) days of such Awardee’s death, then this Award will become 100% vested on the date the Awardee terminates employment on account of death. The Award shall be considered transferred to the person or persons (the “Heir”) to whom Awardee’s rights under the Award passed by will or by the applicable laws of descent and distribution, as to all shares of Common Stock granted under this Award. It shall be the responsibility of the Heir to notify the Company of any changes in address.
     7. COMPANY REACQUISITION RIGHT. In the event that (a) the Awardee’s employment terminates for any reason or no reason, with or without cause, or (b) the Awardee, the Awardee’s legal representative, or other holder of the shares of Common Stock subject to this Award, attempts to sell, exchange, transfer, pledge, or otherwise dispose of any portion of this Award prior to its distribution from the escrow established in accordance with Section 8 of this Agreement, the Company shall automatically reacquire such shares underlying the applicable portion of this Award, and the Awardee shall not be entitled to any payment therefore (the “Company Reacquisition Right”).

     8. ESCROW. To ensure that shares of Common Stock subject to the Company Reacquisition Right will be available for reacquisition, the Awardee agrees to deliver to and deposit with an escrow agent designated by the Company the certificate evidencing the shares of Common Stock subject to the Award, together with an Assignment Separate from Certificate with respect to such certificate duly endorsed in the form attached to this Agreement, to be held by the agent under the terms and conditions of the Joint Escrow Instructions in the form attached to this Agreement (the “Escrow”). The Company shall bear the expenses of the Escrow.
          As soon as practicable after the expiration of the Company’s Reacquisition Right with respect to any shares underlying this Award, the Company shall give to the escrow agent a written notice directing the escrow agent to deliver such shares of Common Stock to the Awardee. As soon as practicable after receipt of such notice, the escrow agent shall deliver to the Awardee the shares of Common Stock specified in such notice, and the Escrow shall terminate with respect to such shares.
     9. TAXES AND WITHHOLDING. At the time this Agreement is executed, or at any time as requested by the Company, the Awardee hereby authorizes withholding from any amounts payable to the Awardee, including specifically any payroll check, and otherwise agrees to make adequate provision for, any sums required to satisfy the income taxes, FICA, state disability insurance or other similar payroll and withholding taxes arising from the receipt of shares of Common Stock subject to this Award, including without limitation, obligations arising upon the (a) transfer of shares of Common Stock to the Awardee, (b) the vesting of any shares subject to this Award, or (c) the filing of an election to recognize tax liability. The Company shall have no obligation to deliver the shares or to release any shares from Escrow until the tax withholding obligations of the Company have been satisfied by the Awardee.
          If, the Company determines that it is required to withhold taxes on account of any present or future tax required as a result of this Award, the Company may also require the Awardee to pay the amount of such tax by a cashier’s or certified bank check, or, at the sole discretion of the Company, by either (a) personal check, payable to the order of Jack in the Box Inc., in advance of and as a condition to the delivery of the shares of Common Stock out of the Escrow, or (b) to deduct from the shares of Common Stock to be distributed from the Escrow that number of whole shares of Common Stock having a fair market value equal to all or any part of the federal, state, local and foreign taxes, if any, required by law to be withheld by the Company with respect to such distribution.
     10. LEGALITY. The Company is not required to issue any shares of Common Stock subject to this Award until all applicable requirements of the Securities and Exchange Commission (the “SEC”), the California Department of Corporations or other regulatory agencies having jurisdiction with respect to such issuance, and any exchanges upon which the Common Stock may be listed, shall have been fully complied with.
          If the shares of Common Stock subject to this Award are being distributed subject to restrictions or if the rules and interpretations of the SEC so require, such shares may be issued only if Awardee represents and warrants in writing to the Company that the shares are being acquired for investment and not with a view to the distribution thereof, and any certificates issued upon distribution of the shares shall bear appropriate legends setting forth the restrictions on transfer of such shares. Such legends may not be removed until the Company so requests, based on the opinion of the Company’s Counsel that the restrictions are no longer applicable.
     11. ADJUSTMENTS IN STOCK. Subject to the provisions of the Plan, if the outstanding shares of the Company of the class subject to this Award are increased or decreased, or are changed into or exchanged for a different number or kind of shares or securities as a result of one or more reorganizations, recapitalizations, stock splits, reverse stock splits, stock dividends and the like, appropriate adjustments, to be conclusively determined by the Committee, shall be made in the number and/or type of shares or securities subject to this Award consistent with any and all changes stipulated above, any fractional shares resulting from adjustments will be settled in cash.
     12. NONTRANSFERABILITY OF AWARD. This Award is not transferable otherwise than by will or the laws of descent and distribution. This Award shall not be otherwise transferred, assigned, pledged, hypothecated or otherwise disposed of in any way, whether by operation of law or otherwise, and shall not be subject to execution, attachment or similar process. Upon any attempt to transfer this Award otherwise than by will or the laws of descent and distribution or to assign, pledge, hypothecate or otherwise dispose of this Award, or upon the levy of any execution, attachment or similar process upon this Award, this Award shall immediately terminate and become null and void.
     13. TERMINATING TRANSACTIONS.
A. Upon the dissolution or liquidation of the Company prior to the shares of Common Stock subject to this Award becoming 100% vested this Award shall terminate. Upon the occurrence of any (i) merger or consolidation in which the Company shall not be the surviving entity (or survives only as a subsidiary of another entity whose shareholders did not own all or substantially all of the Company’s Common Stock immediately prior to such transaction), (ii) sale of all or substantially all of the Company’s assets to any other person or entity (other than a wholly-owned subsidiary), or (iii) the acquisition of beneficial ownership or control of (including, without limitation, power to vote) more than 50% of the outstanding shares of Common Stock by any person or entity (including a “group” as defined by or under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (collectively a “Terminating Transaction”), this Award shall terminate unless provision be made in writing in connection with such transaction for the assumption of the Award or the substitution for the Award of a new Award covering the shares of Common Stock of a successor employer corporation, or a parent or subsidiary thereof or of the Company, with appropriate adjustments as to the number and kind of shares and prices, in which event this Award shall continue in the manner and under the terms so provided. If this Award shall terminate pursuant to the foregoing sentences, the shares subject to the Award shall be considered 100% vested at such time immediately prior to the consummation of the Terminating Transaction as the Company shall designate.
B. Upon the dissolution or liquidation of Qdoba Restaurant Corporation prior to the shares of Common Stock subject to this Award becoming 100% vested this Award shall terminate. Upon the occurrence of any (i) merger or consolidation in which Qdoba Restaurant Corporation shall not be the surviving entity (or survives only as a subsidiary of another entity whose shareholders did not own all or substantially all of Qdoba Restaurant Corporation’s stock immediately prior to such transaction), (ii) sale of all or substantially all of Qdoba Restaurant Corporation’s assets to any other person or entity (other than a wholly-owned subsidiary of the Company), or (iii) the acquisition of beneficial ownership or control of (including, without limitation, power to vote) more than 50% of the outstanding shares of common stock of Qdoba

Restaurant Corporation by any person or entity (including a “group” as defined by or under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (collectively a “Qdoba Terminating Transaction”), this Award shall terminate unless provision be made in writing in connection with such transaction for the substitution for the Award of a new Award covering the shares of common stock of a successor employer corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices, in which event this Award shall continue in the manner and under the terms so provided. If this Award shall terminate pursuant to the foregoing sentences, the shares subject to the Award shall be considered 100% vested at such time immediately prior to the consummation of the Qdoba Terminating Transaction as the Company shall designate.
     14. NOTICES. All notices or other communications under this Agreement shall be given in writing and shall be deemed duly given and received on the third full business day following the day of the mailing thereof by registered or certified mail, return receipt requested, or when delivered personally as follows:
          (a) If to the Company, at its principal executive offices at the time of the giving of such notice, or at such other place as the Company shall have designated by notice as herein provided to each of the Awardees;
          (b) If to Awardee, at the address as it appears below Awardee’s signature to this Agreement, or at such other place as Awardee shall have designated by notice as herein provided to the Company; and
          (c) If to any other holder, at such holder’s last address appearing in the Company’s records.
     15. PLAN CONTROLS. The Award and all terms and conditions set forth in this Agreement are subject in all respects to the terms and conditions of the Plan as may be amended from time to time, (but no amendment shall adversely affect the Awardee’s rights under this Award) and any rules and regulations promulgated by the Committee, which shall be controlling. All constructions, interpretations, rule determinations or other actions taken by the Committee shall be final, binding and conclusive on all interested parties, including the Company and its subsidiaries and all former, present and future employees of the Company or its subsidiaries.
     16. RIGHT TO CONTINUED EMPLOYMENT. Nothing in the Plan or in this Agreement shall confer upon the Awardee any right to continue in the employment of the Company or any of its subsidiaries or interfere in any way with any right of the Company to terminate the Awardee’s employment at any time.
     17. RIGHTS AS A SHAREHOLDER. The Awardee shall have no rights as a stockholder with respect to the shares of Common Stock subject to the Award until the date of the issuance of a certificate for such shares of Common Stock (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such certificate is issued, except as provided in Section 11. Subject to the provisions of this Agreement, the Awardee shall be entitled to all rights and privileges of a stockholder of the Company with respect to shares of Common Stock deposited in the Escrow pursuant to Section 8.
     18. ARBITRATION. Any dispute or claim concerning any Award granted (or not granted) pursuant to the Plan and this Agreement and any other disputes or claims relating to or arising out of the Plan and this Agreement shall be fully, finally and exclusively resolved by binding arbitration conducted in San Diego, California, by either (i) the American Arbitration Association in accordance with its rules and procedures, or (ii) by any party mutually agreed upon by the Committee and the claimant. By accepting an Award, the Awardee and the Company waive their respective rights to have any disputes or claims tried by a judge or jury.
     19. LAWS APPLICABLE TO CONSTRUCTION. This Agreement shall be deemed to be a contract under the laws of the State of Delaware and for all purposes shall be construed and enforced in accordance with the internal laws of the State of Delaware without regard to the principles of conflicts of law.
     20. RECEIPT OF PROSPECTUS. The Awardee hereby acknowledges that he or she has received a copy of the prospectus relating to the Award and the shares covered thereby and the Plan.
     21. GENERAL. The Company shall at all times during the term of this Award reserve and keep available such numbers of shares of Common Stock as will be sufficient to satisfy the requirements of this Award, shall pay all fees and expenses necessarily incurred by the Company in connection therewith, and will from time to time use its best efforts to comply with all laws and regulations which, in the opinion of counsel for the Company, shall be applicable thereto.
     22. ANNUAL REPORTS. The Company shall during the term of this Award provide to Awardee an annual report regarding the Company.
     23. MISCELLANEOUS.
          (a) This writing constitutes the entire agreement of the parties with respect to the subject matter hereof and may not be modified or amended except by a written agreement signed by Awardee and the Company. Anything in this Agreement to the contrary notwithstanding, any modification or amendment of this Agreement by a written agreement signed by, or binding upon, Awardee shall be valid and binding upon any and all persons or entities who may, at any time, have or claim any rights under or pursuant to this Agreement (including all Awardees hereunder) in respect of the Award granted to the Awardee.
          (b) No waiver of any breach or default hereunder shall be considered valid unless in writing and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature. Anything in this Agreement to the contrary notwithstanding, any waiver, consent or other instrument under or pursuant to this Agreement signed by, or binding upon, Awardee shall be valid and binding upon any and all persons or entities (other than the Company) who may, at any time, have or claim any rights under or pursuant to this Agreement (including all Awardees hereunder) in respect of the Award originally granted to Awardee.

          (c) Except as otherwise expressly provided herein, this Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and Awardee and his heirs, personal representatives, successors and assigns; provided, however, that nothing contained herein shall be construed as granting Awardee the right to transfer any of his Award except in accordance with this Agreement.
          (d) If any provision of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render invalid or unenforceable any other severable provision of this Agreement, and this Agreement shall be carried out as if any such invalid or unenforceable provision were not contained herein.
          (e) The section headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said sections.
          (f) Each party hereto shall cooperate and shall take such further action and shall execute and deliver such further documents as may be reasonably requested by any other party in order to carry out the provisions and purposes of this Agreement.
          (g) Whenever the pronouns “he” or “his” are used herein they shall also be deemed to mean “she” or “hers” or “it” or “its” whenever applicable. Words in the singular shall be read and construed as though in the plural and words in the plural shall be read and construed as though in the singular in all cases where they would so apply.
          (h) This Agreement may be executed in counterparts, all of which taken together shall be deemed one original.

     IN WITNESS WHEREOF, the Company has caused this Award to be granted on its behalf by its President or one of its Vice Presidents and Awardee has hereunto set his hand on the day and year first above written.

	Jack in the Box Inc.	Awardee

By:
	Linda A. Lang	Signature

Name

Street Address

City and State

Social Security No.